EXHIBIT 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE

CONTACT:
--------

Doni Fordyce
L-1 Identity Solutions
203-504-1109
dfordyce@L1ID.com

                L-1 IDENTITY SOLUTIONS REPORTS FOURTH QUARTER AND
                        FULL YEAR 2007 FINANCIAL RESULTS

          Fourth Quarter and Full Year Revenues Increased by 49 Percent
         and 137 Percent, Respectively and Adjusted EBITDA Increased 41
                      Percent and 195 Percent, Respectively

STAMFORD, CT. -- FEBRUARY 13, 2008 -- L-1 Identity Solutions, Inc., (NYSE:ID), a leading supplier of identity solutions and services, today announced financial results for the Company's fourth quarter and full year ended December 31, 2007.

Revenue for the fourth quarter of 2007 was $113.9 million compared to $76.3 million in the fourth quarter of 2006, an increase of $37.6 million or 49 percent of which $26.3 million is the result of acquisitions consummated in 2007. The pro forma organic growth in revenues in the quarter, excluding acquisitions consummated in 2007, represents an increase of 11 percent compared to the fourth quarter of 2006. The slightly lower than previously projected revenue is due to delays in international customer orders, some of which have already been recognized in Q1 2008 while others are expected to be recorded in the first half of 2008.

Gross margin in the fourth quarter of 2007 was approximately 33 percent compared to approximately 36 percent for the fourth quarter of 2006. Gross margins declined slightly due to a change in the mix of business and the impact of acquisitions.

Adjusted EBITDA for the fourth quarter of 2007 grew to $21.2 million from $15.0 million for the same period in the prior year, an increase of $6.2 million, or 41 percent, reflecting the impact of acquisitions, sales growth and operating leverage. Fourth quarter of 2007 operating expenses as a percentage of revenue declined to 27 percent compared to 31 percent in the fourth quarter of 2006 after excluding the impact of $5.0 million of asset impairments recorded in 2007. Unlevered free cash flow for the fourth quarter of 2007 was $23.2 million as compared to $4.8 million in the fourth quarter of 2006.

The Company's net income in the fourth quarter of 2007 amounted to $26.2 million, or $0.35 per diluted share compared to $2.0 million or $0.03 per diluted share in the fourth quarter of 2006. The fourth quarter results of operations included asset impairments of $5.0 million, or $0.04 per diluted share and an income tax benefit of $27.8 million, or $0.36 per diluted share, reflecting the reduction of the deferred tax asset valuation allowance of $24.5 million and the reversal of the provision for income taxes of $3.3 million recorded in the first three quarters of 2007. (See Exhibit III, Condensed Consolidated Statements of Operations).

Weighted average diluted shares outstanding in the fourth quarter of 2007 were
77.7 million compared to 72.8 million in the prior year. The fourth quarter weighted average outstanding shares of 77.7 million includes 5.5 million diluted shares related to the use of the if-converted method to calculate diluted shares outstanding as a result of the issuance of the convertible notes in May 2007.

"In our first full year as L-1 Identity Solutions, our business has recognized important synergies and achieved significant milestones in our mission to protect and secure personal identities; I am proud of these accomplishments and the progress we have made in revenue and earnings growth," said Robert V. LaPenta, Chairman, President and CEO of L-1 Identity Solutions. "Our divisions are working well together and as a result we are achieving a diversified revenue stream and an expanded base of multi-modal business opportunities, such as the Department of Defense ABIS contract which includes finger, face, palm and iris records. To support our growth, L-1 has made strategic investments in our marketing efforts to position us for important State, Federal and international opportunities. The combination of L-1's bottom line double digit earnings growth, solid backlog and deal flow, coupled with our ability to capitalize on synergies within the business and take full advantage of our diversified global footprint, will be an important foundation upon which to take the business forward."

FULL YEAR RESULTS

Revenue for the twelve months ended December 31, 2007 was $389.5 million compared with $164.4 million for the twelve months ended December 31, 2006, representing an increase of $225.1 million, or 137 percent, of which $189.3 million is the result of acquisitions. The Company's pro forma organic growth in revenues, excluding acquisitions consummated in 2007, represents an increase of 26 percent from 2006 revenues, driven mostly by the demand for multi-modal biometric solutions and strength in the intelligence consulting businesses.

Gross margin for 2007 was 31 percent, similar to the 31 percent in 2006. On a pro forma basis, excluding the impact of acquisitions consummated in 2007, gross margins improved to 31 percent compared to 26 percent in 2006.

Adjusted EBITDA for 2007 was $60.1 million compared to $20.4 million for all of 2006, representing a 195 percent increase. Operating expenses as a percentage of revenues decreased to 28 percent for the twelve months ended December 31, 2007 from 34 percent for the twelve months ended December 31, 2006, after excluding the impact of asset impairments and merger-related charges of $5.0 million in 2007 and $22.8 million in 2006.

For the full year ended December 31, 2007, the Company reported net income of $17.7 million, or $0.24 per diluted share compared to a net loss of $31.0 million, or ($0.71) per diluted share for the full year ended December 31, 2006, which includes asset impairments and merger related charges of $5.0 million in 2007 and $22.8 million in 2006. The 2007 full year results reflect an income tax benefit of $24.0 million, reflecting the previously described reduction of the tax valuation allowance of approximately $21.2 million. Without giving effect to the reduction of tax valuation allowance of $21.2 million described above, net loss per diluted share would be ($0.05) for the full year ended December 31, 2007.

Basic and diluted weighted average shares outstanding increased to 72.4 million from 43.8 million in the prior year primarily as a result of the issuance of shares in connection with the acquisitions of Identix Incorporated and McClendon LLC offset by the impact of repurchase share obligation in connection with the Company's convertible debt offering in the second quarter of 2007. The 72.4 million excludes the effect of the conversion of the convertible notes since the impact would have been anti-dilutive.

Backlog at December 31, 2007 increased to approximately $715 million from $650 million as of September 30, 2007 and $500 million as of December 31, 2006. Approximately 75 percent of revenue for 2008 is expected to come from backlog.

Unlevered free cash flow for 2007 was $39.7 million as compared to $5.8 million in 2006 due to strong growth, cost synergies and operating leverage.

FOURTH QUARTER AND FULL YEAR 2007 HIGHLIGHTS

o FORWARD ADVANCES IN, AND INDUSTRY RECOGNITION OF, THE UNDERLYING TECHNOLOGY BEHIND L-1'S MULTI-MODAL SOLUTIONS.(1) In National Institute of Standards and Technology (NIST) testing, L-1's iris technology exceeded all competitive solutions by 50 to 1 in speed of the algorithm*. L-1 and Ultra-Scan also teamed together to develop a potentially revolutionary live scan device using fingerprint recognition technologies.

o INDUSTRY ADOPTION OF MULTI-MODAL BIOMETRIC SOFTWARE, INCLUDING IRIS. L-1 was selected for the U.S. Department of Defense (DoD) ABIS (Automated Biometric Identification System) program as part of the Northrop Grumman team to provide finger, face, palm and iris recognition; L-1 also secured a contract with the Department of Defense Military Enrollment Process Command (MEPCOM) for finger and face recognition software. L-1 supplied the DoD with its multi-biometric enrollment solutions (fingerprint, face, iris) to accredit foreign nationals working in U.S. military facilities in Iraq as part of the Biometric Identification System for Access (BISA) initiative. Use of iris recognition also expanded with a Middle Eastern country selecting L-1 technology for an iris matching program.

o MOMENTUM FOR L-1 LIVE SCAN HARDWARE AND SOFTWARE DEVICES. The L-1 TP4100 Live Scan device was "ruggedized" and launched with over 5,000 deployments in 2007 across the Department of State and other international agencies. Additionally, The Department of Homeland Security continued to rely upon L-1 TP-3000 live scan systems at border sites, with $2.5 million in contract revenue secured in 2007 and $12.0 million received since the inception of the program.

o COMMITMENT TO DEVELOPING CUSTOMIZED APPLICATIONS FOR DMV, LAW ENFORCEMENT AND BORDER MANAGEMENT MARKETS. The ID SUITE of hardware, software and services was introduced to meet the unique identity management needs of these groups. Driver's license contract awards exceeded $30.0 million from Montana, Illinois and North Carolina and L-1 deployed $6.0 million in hardware and software document authentication products. The AutoTest business unit secured contract awards of $2.4 million across six states and a Canadian province. Finally, the Texas Department of Public Safety purchased criminal booking systems in excess of $2.5 million to incorporate finger biometrics and video mug shot capabilities.

o RECOGNITION OF OVER $40.0 MILLION IN REVENUE FOR PORTABLE MULTI-MODAL DEVICES FROM THE U.S. MILITARY, INCLUDING PIER AND HIIDE. In 2007 more than 7,000 units were deployed, as a result there are more than 10,000 units in the field today.

o SUPPORT FOR THE REGISTERED TRAVELER PROGRAM to support Clear(R), a Registered Traveler program operating at U.S. airports, via an agreement with Verified Identity Pass, Inc. (VIP).

o GROWTH THROUGH ACQUISITION WITH A FOCUS ON ADDING NEW SERVICES AND ACCESS CONTROL CAPABILITIES. The Comnetix acquisition bolstered L-1's presence in the Canadian market. The McClendon and ACI acquisitions added engineering / analytical and information technology solutions and services, respectively, as well as raised the number of individuals within L-1 who have high-level government security clearance to approximately 900. In early 2008, L-1 also announced the acquisition of Bioscrypt which will add enterprise logical and physical access control.

o PROLIFERATION OF FINGERPRINTING AND ENROLLMENT PROGRAMS GENERATING MORE THAN $50 MILLION IN CUSTOMER AWARDS. L-1 secured contracts with Texas, Maryland, California, New York, South Carolina and others, as well as deployed its enrollment network in Canada. L-1 also received potentially significant subcontract roles for the Transportation Worker Identification Credential (TWIC) and Homeland Security Presidential Directive 12 (HSPD-12) programs.

o INVESTMENT IN THE INTERNATIONAL MARKETPLACE with $28 million in revenue in key markets up 87 percent from the prior year. This included Latin America, Europe, and the Middle East. To support this demand, L-1 also


--------
(1) This section has been revised. References to facial recognition technology in the February 13, 2008 press release have been deleted.

      made an investment in key international hires in Australia, Latin America and Europe.

o     OVER $60 MILLION IN RECENT AWARDS including the following:

      - $6.3 million in purchase orders from the Department of State for U.S. Passport Printers

      - A new state-wide contract with the Minnesota Bureau of Criminal Apprehension to upgrade its live scan network used for criminal booking valued in excess of $2 million

      - $3.7 million to modernize Panama's National and Voter Registration ID System

      - A five year, $50 million Blanket Purchase Agreement (BPA) supporting the Project Management Office Defense Travel System (PMO-DTS) within the Department of Defense's (DOD) Business Transformation Agency
            (BTA)

FORWARD LOOKING FINANCIAL EXPECTATIONS

The Company expects revenue for the first quarter ending March 31, 2008 of between $110.0 million and $115.0 million, Adjusted EBITDA of $10.0 million to $12.0 million and EPS in the range of a loss of ($0.06) to ($0.03).

The Company continues to expect revenue for the full year ending December 31, 2008 of between $540.0 million and $560.0 million, representing organic growth of over 20 percent with Adjusted EBITDA of $80.0 to $85.0 million. Unlevered free cash flow for the year ending December 31, 2008 is estimated to be in the range of $60.0 to $65.0 million. The expectations for 2008 do not include Bioscrypt which is expected to close by the end of the first quarter of 2008.

CONFERENCE CALL INFORMATION

The Company will host a conference call with the investment community to discuss its operating results and outlook beginning at 11:00 a.m. (ET) today. The conference call will be available live over the Internet at the investor relations section of the L-1 website at www.L1ID.com. To listen to the conference call, please dial 888-694-4641 using the passcode 29998536. For callers outside the U.S., please dial 973-582-2734 with the passcode 29998536. A recording of the conference call will be available starting one hour after the completion of the call. 800-642-1687 and use passcode 29998536. To access the replay from outside the U.S., dial 706-645-9291 and use passcode 29998536.

PRO FORMA ORGANIC GROWTH INFORMATION

Pro forma organic growth information presented in this press release reflects pro forma results that include only those businesses which are included in our results for the full year 2007. Therefore we are excluding acquisitions consummated after January 1, 2007.

ADJUSTED EBITDA

L-1 Identity Solutions uses Adjusted EBITDA as a non-GAAP financial performance measurement. Adjusted EBITDA is calculated by adding back to net income (loss) interest, income taxes, depreciation, amortization, and stock-based compensation expense. Adjusted EBITDA is provided to investors to supplement the results of operations reported in accordance with GAAP. Management believes Adjusted EBITDA is useful to help investors analyze the operating trends of the business before and after the adoption of SFAS 123(R) and to assess the relative underlying performance of businesses with different capital and tax structures. Management believes that Adjusted EBITDA provides an additional tool for investors to use in comparing L-1 Identity Solutions financial results with other companies in the industry, many of which also use Adjusted EBITDA in their communications to investors. By excluding non-cash charges such as amortization, depreciation and stock-based compensation, impairments of intangible assets as well as non-operating charges for interest and income taxes, investors can evaluate the Company's operations and can compare its results on a more consistent basis to the results of other companies in the industry. Management also uses Adjusted EBITDA to evaluate potential acquisitions, establish internal budgets and goals, and evaluate performance of its business units and management.

L-1 Identity Solutions considers Adjusted EBITDA to be an important indicator of the Company's operational strength and performance of its business and a useful measure of the Company's historical and prospective operating trends. However, there are significant limitations to the use of Adjusted EBITDA since it excludes interest income and expense and income taxes, all of which impact the Company's profitability, as well as depreciation and amortization related to the use of long term assets which benefit multiple periods. L-1 Identity Solutions believes that these limitations are compensated by providing Adjusted EBITDA only with GAAP net income (loss) and clearly identifying the difference between the two measures. Consequently, Adjusted EBITDA should not be considered in isolation or as a substitute for net income (loss) presented in accordance with GAAP. Adjusted EBITDA as defined by the Company may not be comparable with similarly named measures provided by other entities. A reconciliation of GAAP net income (loss) to Adjusted EBITDA is included in the enclosed schedule.

UNLEVERED FREE CASH FLOW

Unlevered Free Cash Flow represents cash flow from operating activities, plus cash interest expense and cash income taxes, less interest income, and capital expenditures. L-1 believes unlevered free cash flow is a useful measure for assessing the company's liquidity, meeting its debt service requirements and making acquisitions. Unlevered free cash flow is not necessarily comparable to similar measures used by other entities and is not a substitute for GAAP measures of liquidity such as cash flows from operating activities. A reconciliation of cash flow from operating activities to unlevered free cash flow is shown on Exhibit II.

ABOUT L-1 IDENTITY SOLUTIONS

L-1 Identity Solutions, Inc. (NYSE: ID), together with its portfolio of companies, offers a comprehensive set of products and solutions for protecting and securing personal identities and assets. Leveraging the industry's most advanced multi-modal biometric platform for finger, face and iris recognition, our solutions provide a circle of trust around all aspects of an identity and the credentials assigned to it -- including proofing, enrollment, issuance and usage. With the trust and confidence in individual identities provided by L-1 Identity Solutions, government entities, law enforcement and border management agencies, and commercial enterprises can better guard the public against global terrorism, crime and identity theft fostered by fraudulent identity. L-1 Identity Solutions is headquartered in Stamford, CT. For more information, visit www.L1ID.com.

                                      ####

ID-L

FORWARD LOOKING STATEMENTS

This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this press release and those made from time to time by L-1 Identity Solutions through its senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current views based on management's beliefs and assumptions and information currently available. Forward-looking statements concerning future plans or results are necessarily only estimates, and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, the availability of government funding for the Company's products and solutions, the size and timing of federal contract awards, performance on existing and future contracts, general economic and political conditions and other factors affecting spending by customers, and the unpredictable nature of working with government agencies. Additional risks and uncertainties are described in the Securities and Exchange Commission filings of the L-1 Identity Solutions, including the Company's Form10-K for the year ended December 31, 2006 and form 10-Q for the quarter ended September 30, 2007. L-1 Identity Solutions expressly disclaims any intention or obligation to update any forward-looking statements.


*See NIST iris recognition report at http://iris.nist.gov/ice/index.html.

                                    EXHIBIT I

                          L-1 IDENTITY SOLUTIONS, INC.

       RECONCILIATION OF ADJUSTED EDITDA TO NET INCOME (LOSS) IN THOUSANDS

                                   (UNAUDITED)


                                       QUARTER ENDED            YEAR ENDED
                                   --------------------    --------------------
                                   DEC. 31,    DEC. 31,    DEC. 31,    DEC. 31,
                                     2007        2006        2007        2006
                                   --------    --------    --------    --------
Net Income (Loss)                  $ 26,223    $  2,008    $ 17,666    $(31,037)

Interest Income                         (99)       (228)       (407)     (1,770)

Interest Expense                      3,617       1,493      11,311       1,598

Depreciation                          2,687       1,857       9,622       8,472

Amortization                          8,164       7,101      29,614      14,887

Impairments and Merger
 Related Expenses                     5,000        --         5,000      20,566

Stock Based Compensation              3,361       1,991      11,291       4,843

Income Tax Provision
 (Benefit)                          (27,783)        791     (24,001)      2,804

ADJUSTED EBITDA                    $ 21,170      15,013    $ 60,096    $ 20,363
                                   --------    --------    --------    --------

PROSPECTIVE PERIODS          QUARTER ENDING          YEAR ENDING
                             MARCH 30 2008           DEC 31, 2008
                             -------------           ------------
Net Income (Loss)        ($4,000) - ($2,000)      $7,000 - $12,000

Reconciling Items:
  Provision for Income Taxes        ($2,000)                $6,000
  Interest, net                      $3,000                $12,000
  Stock-Based Compensation           $3,000                $15,000
   Depreciation and Amortization    $10,000                $40,000

Adjusted EBITDA           $10,000 - $12,000      $80,000 - $85,000

                                           EXHIBIT II
                                  L-1 IDENTITY SOLUTIONS, INC.
                                    UNLEVERED FREE CASH FLOW


                                             YEAR ENDED             QUARTER ENDED
                                             DECEMBER 31             DECEMBER 31               YEAR
                                        --------------------    --------------------    -----------------
                                          2007        2006        2007        2006             2008
                                        --------    --------    --------    --------    -----------------
Cash Flow from Operating Activities     $ 40,958    $ 12,561    $ 19,419    $  5,268    $61,000 - $66,000
Interest Paid                              9,009       1,294       4,963         397               12,000
Tax Effect of Stock Options Exercised      2,676        --         2,676        --                  1,000
Taxes Paid                                   465         507         221       1,188                1,000
Interest Income                             (407)     (1,770)        (99)       (227)                --
Capital Expenditures                     (12,995)     (6,823)     (3,982)     (1,850)             (15,000)
                                        --------    --------    --------    --------    -----------------
UNLEVERED CASH FLOW                     $ 39,706    $  5,769    $23, 198    $  4,776    $60,000 - $65,000
                                        ========    ========    ========    ========    =================

                                   EXHIBIT III
                          L-1 IDENTITY SOLUTIONS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                           QUARTER ENDED              YEAR ENDED
                                       DEC 31,      DEC 31,      DEC 31,      DEC 31,
                                         2007         2006         2007         2006
                                      ---------    ---------    ---------    ---------
Revenue                               $ 113,862    $  76,315    $ 389,508    $ 164,386
                                      ---------    ---------    ---------    ---------

Cost of Revenues:
  Cost of Revenues                       69,066       42,216      241,337       99,668
    Amortization of Purchased             7,256        6,568       27,095       13,861
                                      ---------    ---------    ---------    ---------
Intangibles
       Total Cost of Revenues            76,322       48,784      268,432      113,529
                                      ---------    ---------    ---------    ---------

Gross Profit                             37,540       27,531      121,076       50,857
                                      ---------    ---------    ---------    ---------

Operating Expenses:
     Sales and Marketing                  7,322        5,831       27,719       14,430
     Research and Development             4,015        4,721       18,482       11,589
     General and Administrative          17,970       12,725       62,279       29,953
     Impairments and Merger Related
      Expenses                            5,000         --          5,000       22,767
     Amortization of Purchased
      Intangibles                           908           41        2,519          401
                                      ---------    ---------    ---------    ---------

Total Operating Expenses                 35,215       23,318      115,999       79,140
                                      ---------    ---------    ---------    ---------

Operating income (loss):                  2,325        4,213        5,077      (28,283)
     Interest income                         99          227          407        1,770
     Interest expense                    (3.617)      (1,493)     (11,311)      (1,598)
     Other Income (expense)                (367)        (148)        (508)        (122)
                                      ---------    ---------    ---------    ---------

Earnings Before Taxes                    (1,560)       2,799       (6,335)     (28,233)
Income Tax (Benefit) Provision          (27,783)         791      (24,001)       2,804
                                      ---------    ---------    ---------    ---------

Net Income (Loss)                     $  26,223    $   2,008    $  17,666    $ (31,037)
                                      =========    =========    =========    =========

Net Income (Loss) Per Share
    Basic                             $    0.37    $    0.03    $    0.25    ($   0.71)
                                      =========    =========    =========    =========
    Diluted                           $    0.35    $    0.03    $    0.24    ($   0.71)
                                      =========    =========    =========    =========

Weighted Average
    Basic                                71,615       72,279       71,663       43,823
                                      =========    =========    =========    =========
    Diluted                              77,666       72,843       72,385       43,823
                                      =========    =========    =========    =========


      During the fourth quarter of 2007, management of the Company determined that based on the cumulative results of operations for the three years ended December 31, 2007, after considering the effect of recorded items that do not enter in the determination of taxable income and the expected future operating results, it is more likely than not that the Company will realize a substantial portion of the tax benefits of its net operating loss carry forwards. As a result, the Company reduced its previously recorded deferred tax asset valuation allowance to reflect the estimated benefits it expects to realize. The reduction of the deferred tax asset valuation allowance also resulted in the recognition of a benefit of $27.8 million recorded as a reduction of goodwill.

                                   EXHIBIT IV
                          L-1 IDENTITY SOLUTIONS, INC.
             CONDENSED CONSOLIDATED BALANCE SHEETS (IN THOUSANDS(2))
                                   (UNAUDITED)

                                               December 31, 2007    December 31, 2006
                                               -----------------    -----------------
ASSETS

Current Assets:
   Cash and cash equivalents                      $     8,203          $     4,993
   Accounts receivable, net                            90,210               61,513
   Inventory                                           21,534(3)            10,967
   Other current assets                                 3,890                4,529
                                                  -----------          -----------
      Total Current Assets                            123,837               82,002

Net Property, Plant and Equipment                      23,451               19,928
Goodwill                                            1,054,270              951,443
Intangible Net                                        184,237              170,098
Deferred Tax Asset                                     50,546                 --
Other Assets                                            9,304                3,754
                                                  -----------          -----------
      Total Assets                                $ 1,445,645          $ 1,227,225
                                                  ===========          ===========

LIABILITIES & SHAREHOLDERS' EQUITY

Current Liabilities:
   Accounts Payable and Accrued Expenses          $    81,550          $    54,807
   Current Deferred revenue                            12,279               10,331
   Other Current Liabilities                            2,392                5,206
                                                  -----------          -----------
      Total Current Liabilities                        96,221               70,344

Deferred Tax Liability                                   --                  4,394
Deferred Revenue                                        4,671                3,734
Long-term debt                                        259,000               80,000
Other Non-Current Liabilities                           1,036                1,668
                                                  -----------          -----------
      Total liabilities                               360,928              160,140

Shareholders' Equity:
   Common Stock                                             6                   73
   Total Accumulated Paid in Capital                1,217,839            1,153,791
   Accumulated Deficit                                (69,797)             (87,464)
   Accumulated Other Comprehensive Income               6,407                  685
               Prepaid Forward                        (69,808)
                                                  -----------          -----------
      Total Equity                                  1,084,717          $ 1,067,085
                                                  ===========          ===========
     Total Liabilities and Shareholders' Equity   $ 1,445,645          $ 1,227,225
                                                  ===========          ===========

--------
(2) The February 13, 2008 press release reported the condensed consolidated balance sheets as being "in millions." This was a typographical error.

(3) The February 13, 2008 press release reported 22,534 for Inventory. This was a typographical error.